Exhibit 10.1

Pages where confidential treatment has been requested are stamped, “Confidential treatment has been requested. The redacted material has been separately filed with the Commission.” All redacted material has been marked by the symbol (†).

FOURTH AMENDMENT TO SERVICES AGREEMENT

This Fourth Amendment to Services Agreement (“Fourth Amendment”) is made effective as of the 1st day of May, 2009 (“Fourth Amendment Effective Date”), by and between Third Party Verification, Inc. (“3PV”), 220 E. Central Parkway, Suite 3000, Altamonte Springs, FL 32701; and Vonage Network LLC. f/k/a Vonage Network Inc., a Delaware limited liability company (assignee of Vonage Holdings Corp.), and its successors and assigns (collectively, “Vonage”).

RECITALS

A.	3PV and Vonage are parties to that certain Services Agreement, dated as of February 9, 2005 pursuant to which 3PV provides certain third party verification services for Vonage, as modified and amended pursuant to the First Amendment to Services Agreement dated May 10, 2006, and amended pursuant to the Second Amendment to the Services Agreement dated August 30, 2006 and amended pursuant to the Third Amendment to the Services Agreement dated December 1, 2008 (together, the “Services Agreement”).

B.	3PV and Vonage desire to further amend the Services Agreement to extend the agreement for a period of two years with modified pricing and terms as stated herein.

C.	Capitalized terms not otherwise defined in this Fourth Amendment shall have the meaning given in the Service Agreement.

AGREEMENT

In consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Vonage and 3PV agree to amend the Services Agreement as follows:

1.	Term: Vonage and 3PV will extend this Services Agreement for a period of two years, expiring midnight April 30, 2011.

2.	Exclusivity: In exchange for reduced pricing, Vonage agrees that 3PV shall be the exclusive provider for Services through April 30, 2011. Vonage further agrees to allow 3PV to release a press release that has been reviewed and consented to in all respects by Vonage, announcing Vonage’s extension of this Services Agreement.

3.	Pricing: The pricing relating to Services shall be as follows:

• Automated IVR TPV †	$	†

• Audited IVR TPV †	$	†

• Intuitive Opt-out	$	†

• Expedited Call-back	$	†

• Live Agent TPV †	$	†

• eLOA (per completed transaction) Follows tiered pricing below:
First 25,000 per month	$	†
25,001 through 50,000	$	†
50,000 and over	$	†

†	Confidential treatment has been requested. The redacted material has been separately filed with the Commission.

• All Outbound calls (call blasting) per completed call	$†

• Rate for Professional Services (changes, additions, etc.)	$† per hour

There shall be no minimum monthly payment or commitment for services; only charges for actual services will be invoiced.

4.	Service Levels

4.1.	3PV will provide 24/7 Live Operator coverage such that subscribers requiring Live Operator assistance will be answered in accordance with this paragraph. At no time will 3PV fail to provide Live Operator coverage for subscribers requiring Live Operator assistance. 3PV will staff to a Vonage provided forecast provided to 3PV by the † day of the current month for the next month. 3PV shall use its reasonable best efforts to provide a service level where calls are answered within the first twenty seconds †% of the time; provided that for any month as to which actual monthly call volume varies from the VONAGE forecasted monthly call volume by more than †%, 3PV shall use its reasonable best efforts to provide the maximum service level attainable under such circumstances.

4.1.1.	If 3PV is unable to answer †% of all Live Operator calls in 20 seconds or less, measured on a monthly basis, VONAGE will be due a credit equal to †% of the total invoice for that month.

4.1.2.	If the actual call volume exceeds the VONAGE forecast by †% or more in a given month, 3PV shall not be penalized for any service levels and uptimes in accordance with this paragraph in that given month.

4.1.3.	If the actual call volume is under †% of the VONAGE forecasted traffic, 3PV will invoice VONAGE $† for †% of the VONAGE forecasted traffic less the total number of actual calls in that given month

4.1.4.	In support of meeting these Service Levels, 3PV shall provide Vonage, with a detailed monthly performance report of Average Speed of Answer (ASA), in a mutually agreeable format.

5.	Invoicing. The following is added to Section 3 of the Agreement: “Unless otherwise agreed by Vonage in writing, 3PV may not invoice Vonage, and Vonage will not be obligated to pay for any charges for invoices delivered after ninety (90) days (120 days for authorized third party charges) from the end of the Service month incurred.”

6.	Subcontractors. The following is added to Section 8.0 as a new subsection: “Subcontractors. The parties acknowledge that subcontracting of the Services to a third party by 3PV is not contemplated by this Agreement. If 3PV desires to subcontract any of the Services to a third party: (a) it shall first notify Vonage of the proposed subcontract, providing the name and other required information regarding the subcontractor and the benefits which the subcontract will have to Vonage; and (b) it shall obtain Vonage’s prior written approval of such subcontract as determined by Vonage in its sole discretion. No subcontract shall release 3PV from its responsibility or obligations under this Agreement and each such subcontract shall contain all material and applicable provisions of this

†	Confidential treatment has been requested. The redacted material has been separately filed with the Commission.

Agreement for flow-down to such subcontract. 3PV shall be responsible for the work and activities of each of its subcontractors, including compliance with the terms of this Agreement. 3PV shall be responsible for all payments to its subcontractors, together with any and all other services, materials, facilities, equipment and labor used by 3PV in providing the Services.”

7.	Record Retention. Record retention is critical for compliance audits, including those conducted by outside regulators and taxing authorities. Retention policies and practices must be continuously reviewed and refined as new applications are developed and existing technology delivery approaches are modified to continue to maintain compliance. As such, Vonage reserves the right to provide 3PV with reasonable record retention requirements, with which 3PV will abide. Until such time that Vonage provides any such record retention requirements, 3PV shall rely on commercially reasonable procedures.

8.	Audit Rights. Subject to applicable laws, Vonage, including its Internal Audit Department (“Vonage Auditors”), shall have the right no more than once per year, to conduct an audit and inspection with reasonable notice and during regular business hours, of 3PV’s data, books, logs, records and other documentation in any media relating only to the Services for the sole purpose of reviewing the extent of 3PV’s compliance with its obligations under this Agreement, including the rendering of correct and complete reports and invoices, its information security obligations and its obligations regarding the actual provision of the Services. 3PV will provide the Vonage Auditors (a) access to 3PV’s facilities used to provide the Services; (a) access to all books, records, information and documentation maintained by 3PV with respect to the Services provided to Vonage; and (b) all cooperation and assistance that the Vonage Auditor may reasonably require, in each case, for the purposes of performing such reviews and audits. All audits, investigations and other reviews contemplated by this Agreement will be conducted by the Parties in a manner that: (a) will best preserve the confidentiality of the 3PV Information, attorney-client privileges and any other privileges that may be applicable to 3PV; and (b) will not cause any material interruption to 3PV’s day-to-day business activities. Vonage will disclose the results of its audit and inspection with 3PV. 3PV shall not be obligated to disclose Confidential Information about its other customers.

9.	Confidential Information.

9.1.

The Parties acknowledge and agree that each will have access to, or become acquainted with, Confidential Information of the other. For the purposes of this Agreement, “Confidential Information” shall mean any information, whether or not created by or for the other party, whether written or oral, which relates to internal controls, computer or data processing programs, software, including all third party licensed software regardless of labeling, algorithms, electronic data processing applications, routines, subroutines, techniques or systems, ideas, designs, methods, discoveries, improvements, consulting services, trade secrets, or information concerning the business or financial affairs, customer lists, product developments, methods of operation or proposed methods of operation, accounts, transactions, proposed transactions or security procedures of either Party, or the Parties’ affiliates (defined as a person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Party), clients, customers, or vendors, except such information which (i) was in the public domain at the time of its disclosure or thereafter enters the public domain through no act or omission of the recipient party; or (ii) was lawfully in the recipient party’s possession as shown in written records prior to such disclosure and without obligation of confidentiality; or (iii) was lawfully received by the recipient party after disclosure from a third party without obligation of confidentiality and without violation by such third party of an obligation of confidentiality to another; or (iv) was independently developed by the recipient party without any use of or benefit of Confidential Information; or (v) has been approved by the disclosing party for release or disclosure by the recipient party without restriction. Vonage may disclose this Agreement under a comparable non-disclosure agreement in response to a third party due diligence request supporting a financing or non-ordinary course of business corporate transaction.

9.2.	The Parties, using utmost care, shall hold all Confidential Information in trust for the other party, shall not disclose any Confidential Information to any other third party, or use any Confidential Information other than for purposes of performing under this Agreement. The Parties further agree to employ all reasonable measures to protect the Confidential Information of the other party from unauthorized or inadvertent disclosure, including measures no less protective than those measures that either of the Parties employs to protect its own information of a like nature.

9.3.	Prior to the performance of the Services, 3PV shall be provided with copies of, and agree to abide by at all times during the performance of the Services, all applicable Vonage security rules, policies, standards, guidelines and procedures, as such policies may be updated or replaced from time to time, including, without limitation its commercially reasonable information security policies. 3PV agrees that before any of its employees, subcontractors or agents may be given access to the Vonage Confidential Information, each such employee, subcontractor and agent shall agree to be bound by confidentiality terms consistent with the terms of these confidentiality provisions and such rules, policies, standards, guidelines and procedures. The parties agree to be responsible for any breach of this Agreement or such rules, policies, standards, guidelines and procedures by their respective employees, subcontractors or agents. Notwithstanding the return of any Confidential Information upon termination of this Agreement, the Parties and their respective employees, subcontractors and agents shall continue to hold in confidence all Confidential Information, which obligation shall survive any expiration or termination of this Agreement.

9.4.	Vonage may disclose this Agreement under a comparable non-disclosure agreement in response to a bona fide due diligence request by attorneys for a third party who is a prospective party to a financing, merger or acquisition regarding the other party (or its controlling affiliate) to this Agreement, provided that prior written consent is required if the due diligence requestor is or represents a direct competitor of 3PV.

10.	Business Continuity. As 3PV is Vonage’s sole provider of the Services, 3PV shall maintain documented and tested business continuity plans that ensure 3PV’s ability to perform the Services without interruption or degradation in performance during and after any event that would otherwise affect the delivery of the Services. Upon Vonage’s request, 3PV shall provide Vonage with evidence of and opportunities to verify this business continuity capability.

11.	Additional Indemnification by 3PV. The following is added to Section 6.0 (Indemnification): 3PV shall and does hereby indemnify and hold harmless Vonage from any loss, liability, damage or expense (including, but not limited to costs of investigation, defense, litigation and attorney’s fees) arising in connection with any claim (i) that the personnel provided by 3PV, any subcontractor, or any other assignee of 3PV are employees of Vonage for any purpose; (ii) that 3PV or any subcontractor has failed to comply with the immigration laws of the United States, including the Immigration & Nationality Act, as amended, or of other countries; (iii) that 3PV or any authorized subcontractor has not complied with any wage and hour or employment laws, rules, regulations or common law; or (iv) asserted by a third party arising in connection with 3PV’s or any authorized subcontractor’s breach of its obligations under this Agreement.

12.	Third Party Monitoring. Vonage reserves the right to (i) request a sampling of calls to enable quality monitor by Vonage and/or a third party monitoring contractor to monitor and assess call handling quality and compliance, and to (ii) establish mutually agreed call quality service level agreements with 3PV.

13.	No Other Amendments: Except as provided in this Fourth Amendment, the Services Agreement shall remain unmodified and in full force and effect.

Counterparts. This Fourth Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Fourth Amendment has been executed by the parties effective as of the Effective Date.

3PV		Vonage Network LLC

By:	/s/ David W. Brinkman	By:	/s/ John Rego
David W. Brinkman

Title:	Chief Executive Officer	Title:	Treasurer

Name:		Name:	John Rego

Date:	5/8/2009	Date:	5/18/09